TENTH AMENDMENT TO FUND PARTICIPATION AGREEMENT

Equitable Financial Life Insurance Company, a New York life insurance company, and Equitable Financial Life Insurance Company of America, an Arizona stock life insurance company (collectively “Company”), Ivy Variable Insurance Portfolios (the “Fund”), a Delaware statutory trust and Delaware Distributors, L.P. (the “Distributor”), are parties to a fund participation agreement dated October 23, 2009, as amended (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of October 11, 2022, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Distributor (collectively, the “Parties”).

RECITALS

WHEREAS, the Parties wish to add Variable Account AA to Schedule A of the Participation Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to supplement and amend the Participation Agreement as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

Terms not otherwise defined in this Amendment shall have the meanings set forth in the Participation Agreement. Except as provided herein, the terms and conditions contained in the Participation Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:
Equitable Financial Life Insurance Company, on behalf of itself and each Separate Account

By:
Print Name: Kenneth Kozlowski
Title: Chief Investment Officer
Date: 10/12/2022 | 6:14 AM PDT

The Company:
Equitable Financial Life Insurance Company of America, on behalf of itself and each Separate Account

By:
Print Name: Kenneth Kozlowski
Title: Chief Investment Officer
Date: 10/12/2022 | 6:14 AM PDT

The Fund:
Ivy Variable Insurance Portfolios

By:
Print Name: Daniel Geatens
Title: Head, US Fund Administration/Division Director
Date: October 11, 2022

The Distributor:
Delaware Distributors, L.P.

By:
Print Name: Brett Wright
Title: President/Executive Director
Date: October 11, 2022

SCHEDULE A

Equitable Financial Life Insurance Company

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded by Separate Account
Separate Account A	All Contracts
Separate Account FP	All Contracts
Separate Account I	All Contracts
Separate Account No. 45	All Contracts
Separate Account No. 49	All Contracts
Separate Account No. 65	All Contracts
Separate Account No. 66	All Contracts
Separate Account No. 70	All Contracts
Separate Account No. 206	All Contracts
Separate Account No. 301	All Contracts

Equitable Financial Life Insurance Company of America

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded by Separate Account
Equitable America Variable Account L	All Contracts
Equitable America Variable Account A	All Contracts
Equitable America Variable Account P	All Contracts
Equitable America Variable Account K	All Contracts
Equitable America Variable Account No. 70A	All Contracts
Variable Account AA	All Contracts

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